Exhibit 99.1
Oncothyreon Secures $12.5 Million Loan Facility
From GE Capital, Healthcare Financial Services
SEATTLE, WASHINGTON — February 9, 2011 — Oncothyreon Inc. (NASDAQ: ONTY) announced that it has entered into a $12.5 million secured loan facility from GE Capital, Healthcare Financial Services. An initial term loan with an aggregate principal amount of $5.0 million was funded February 8, 2011. The remaining $7.5 million may be drawn at Oncothyreon’s option at any time prior to November 1, 2011, subject to the achievement of certain clinical milestones and other customary conditions.
Oncothyreon intends to use the funds to support clinical development activities, primarily the Phase 2 trials of PX-866, Oncothyreon’s irreversible inhibitor of the PI-3 kinase pathway. Oncothyreon currently anticipates that the loan facility, if fully utilized, together with existing cash and short term investments, will be sufficient to fund the Company’s operations into the second half of 2012.
“This loan facility will provide us with significant financial flexibility to carry out our planned development of both PX-866 and ONT-10, while we await the results of the START trial of Stimuvax®,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon. “We have already initiated two of four planned Phase 1/2 and Phase 2 trials of PX-866 and remain on track to file an Investigational New Drug application for ONT-10 in the second half of the year.”
START is a randomized, controlled trial of Stimuvax, a therapeutic vaccine targeting the tumor-associated antigen MUC1, in patients with Stage III non-small cell lung cancer. The trial, initiated in early 2007, is being conducted by Merck KGaA and affiliates under an exclusive license agreement with Oncothyreon.
The initial term loan accrues interest at a rate of 10.57% per year and has a term of 42 months. During the first nine months of the initial term loan, Oncothyreon is required to pay interest only. Oncothyreon may prepay the initial term loan without penalty at any time during the nine-month interest only period. In connection with funding of the initial $5.0 million term loan, Oncothyreon issued warrants to purchase 48,701 shares of Oncothyreon common stock with an exercise price of $3.08 per share.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

About GE Capital, Healthcare Financial Services
With over $17 billion invested, GE Capital, Healthcare Financial Services is a premier provider of capital and services to the healthcare industry, with investments in more than 30 sub-sectors including senior housing, hospitals, pharmaceuticals, and medical devices.
The Life Science Finance team has worked with more than 500 companies throughout the United States, Canada and Europe. With a dedicated focus on assisting life science companies large and small, from the first venture round to post-IPO, the team has provided over $2.5 billion in financing to the market. For more information, visit www.gecapital.com/healthcare.
Forward-Looking Statements
In order to provide Oncothyreon’s investors with an understanding of our current intentions and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities, the timing of clinical trial results and the use and adequacy of cash resources.
Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights.
Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100  Fax: (206) 801-2101
http://www.oncothyreon.com